Exhibit 10.1 Lamb Weston Proprietary 5 October 2026 ______________________ TRANSITION AND SEPARATION AGREE- MENT ______________________ Between (1) Lamb Weston B.V. and (2) Marc Schroeder

2/11 Lamb Weston Proprietary This Transition and Separation Agreement (the “Termination Agreement”) is concluded on 5 October 2026 between the following parties: THE UNDERSIGNED: 1. Lamb Weston B.V., a private company with limited liability (besloten ven- nootschap) incorporated under the laws of the Netherlands and registered under company number 22026293 in the Register of the Dutch Chamber of Com- merce, having its registered office at Topaasstraat 54, 4817 HW Breda, the Netherlands (“Lamb Weston”), duly represented by Mr. G. Jansen. 2. Mr. M.P.J.H. Schroeder, residing at Julianaweg 10, 2243 HT Wassenaar, the Netherlands (“Mr. Schroeder”). Lamb Weston and Mr. Schroeder may be referred to hereinafter individually as a “Party” and jointly as the “Parties”. BACKGROUND: A. Mr. Schroeder has been employed by (the predecessor of) Lamb Weston since 1 January 2021 on the basis of employment agreement for an indefinite period of time dated 10 July 2020 (the “Employment Agreement”). B. Mr. Schroeder has been appointed as Statutory Director (statutair bestuurder) of Lamb Weston International B.V. (the “Company”) effective 14 November 2024 (the “Statutory Directorship”). C. Mr. Schroeder currently holds the position of President, International. D. Mr. Schroeder is entitled to a base salary of EUR 575,000 gross per year (the “Salary”), excluding holiday allowance (vakantiebijslag) and other perquisites. E. Mr. Schroeder has expressed his desire to resign, which Lamb Weston ac- cepts, while also seeking to ensure an orderly transition of his duties and re- sponsibilities to a successor to be appointed. F. Parties now wish to terminate the Employment Agreement and the Statutory Directorship under the terms and conditions set forth in this Termination Agreement. HAVE AGREED AS FOLLOWS: 1. Termination of Employment Agreement 1.1 The Parties agree the Employment Agreement ends effective 15 February 2027 (the “Termination Date”). 1.2 The Employment Agreement will remain in full force and effect until the Termination Date, unless provided otherwise in this Termination Agreement. 2. Termination of Statutory Directorship 2.1 Mr. Schroeder hereby irrevocably and unconditionally undertakes to resign, at such time as the Company may determine in its sole discretion by written notice to Mr. Schroeder (the date specified in such notice being the "Resignation Date") from: (a) the Statutory Directorship; and (b) any and all other directorships or corporate positions held by Schroeder by virtue of his role, including, but not limited to, company directorships, supervisory directorships, powers of attorney, or any other positions or relationships within the Company and its affiliates (the "Other Corporate Positions"). Such resignation shall take effect on the Resignation Date. Mr. Schroeder shall cooperate with executing and delivering all documents (including, without limitation, resignation letters) and taking all actions reasonably required to effectuate and formalize the termination of the Statutory Directorship and the Other Corporate Positions, including any necessary filings or registrations. Effective as of the Resignation Date, Mr. Schroeder will immediately stop representing the Company.

2.2 Lamb Weston shall procure that the Company will arrange for the correct and timely deregistration of the Statutory Directorship and of all Other Corporate Positions with the Commercial Register of the Chamber of Commerce (*Kamer van Koophandel*) and, if applicable, other corporate registers in any applicable jurisdictions.

2.3 Any discharge (*dechargeverlening*) by the relevant general meeting of shareholders or applicable competent corporate body in relation to the Statutory Directorship and the Other Corporate Positions, as applicable, is subject to applicable statutory and corporate rules, but will be done on the shortest term possible taking into account the applicable statutory and corporate rules. In relation to any discharge as referred to in the previous sentence, the Company and is currently not aware of any circumstances which would prevent Mr. Schroeder from obtaining such discharge. The shareholder of the Company has informed the Company that is also the case for them. For the avoidance of doubt, any discharge granted will not extend to, and shall not release Mr. Schroeder from liability for, acts or omissions that constitute or amount to gross negligence or willful misconduct within the meaning of Article 2:9 of the Dutch Civil Code ("DCC").

3. Transition and Future Cooperation

3.1 Mr. Schroeder will continue to serve as President, International of Lamb Weston until 31 December 2026 or such earlier date as Lamb Weston may determine in its sole discretion upon prior notice to Mr. Schroeder (the "Transition Date"), reporting to and acting in accordance with the instructions of the Chief Executive Officer of Lamb Weston Holdings, Inc. (the "CEO"). Effective as of the Transition Date, Mr. Schroeder shall cease to hold the title of President, International and shall assume a senior advisory role, which he shall maintain through the Termination Date (such period, the "Advisory Period"). Throughout the Advisory Period, Mr. Schroeder will remain available to provide advisory and support services to Lamb Weston and to assist the CEO, as needed, at such times, through such means, and on such matters as may reasonably be requested to support the leadership transition of the position of President, International, it being understood that such assistance will stay within reasonable limits. Any such assistance will (a) not exceed Mr. Schroeder's normal working hours, (b) be requested with reasonable advance notice, and (c) take into account Mr. Schroeder's other personal and professional commitments during the Advisory Period.

3.2 In addition, during the Advisory Period, Mr. Schroeder will co-operate to the best of his ability to ensure the proper transfer of his duties and responsibilities in accordance with Lamb Weston's instructions.

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4/11 Lamb Weston Proprietary 3.3 If Mr. Schroeder is approached by third parties in connection with any busi- ness matter after the Transition Date, Mr. Schroeder will inform Lamb Weston immediately and refrain from making any statements or performing any acts on behalf of Lamb Weston. 3.4 For a period of 12 months following the Termination Date, Mr. Schroeder will reasonably (up to 12 working hours total) cooperate with Lamb Weston, its affiliates, advisors, and legal counsel - as applicable - in connection with any pending or future litigation, claim, or action involving Lamb Weston or its subsidiaries or group companies. Such cooperation includes making himself reasonably available for interviews, document review, depositions, testimony, and assistance in preparing defenses. Mr. Schroeder shall provide such cooper- ation without additional compensation, except that Lamb Weston will (or will cause an affiliate to) reimburse his reasonably incurred, approved travel ex- penses in accordance with Lamb Weston's expense reimbursement policy, and, if his time commitment becomes substantial (that is, exceeds 12 working hours in total), the Parties will discuss reasonable compensation for his time at the discretion of Lamb Weston. 4. Salary 4.1 Payment of the Salary will continue in the customary manner until the Termi- nation Date, unless provided otherwise in this Termination Agreement. Effec- tive as of the Transition Date, Mr. Schroeder will not be entitled to any travel, expense or similar allowances, unless Lamb Weston requires Mr. Schroeder to incur such costs. 4.2 Any and all of Mr. Schroeder’s entitlements under the Employment Agree- ment will cease effective as of the Termination Date. 5. Final Settlement 5.1 Within one month after the Termination Date, Lamb Weston will effect a final settlement in relation to the Employment Agreement (the “Final Settlement”) (eindafrekening) as at the Termination Date. 5.2 Any remaining balance of accrued but untaken holidays, if any, will be deemed taken and will not be paid out to Mr. Schroeder. 5.3 Holiday allowance, if applicable, will be paid pro rata with the Final Settle- ment. 6. No Severance Payments 6.1 Mr. Schroeder shall not be entitled to any severance payment, whether on the basis of applicable law or under the terms of his Employment Agreement. For the avoidance of doubt, Article 19.6 of the Employment Agreement does not apply, and accordingly, the termination compensation referenced therein shall not be payable. 7. Bonus 7.1 Mr. Schroeder shall remain eligible to participate in the Annual Incentive Plan of Lamb Weston Holdings, Inc. (the “AIP”) for fiscal year FY27, prorated for the period from the start of FY27 through the Termination Date, based on actu- al results of the applicable performance goals, and subject to the terms and conditions of the AIP. The prorated AIP bonus, if any, shall be paid at the same time AIP payments for FY27 are made to other participants in the AIP.

8. Equity

8.1 If the Employment Agreement ends in accordance with Article 1.1, and provided that Mr. Schroeder complies with the obligations set out in this Termination Agreement, the termination of Mr. Schroeder's employment shall be deemed a termination that qualifies as an "Early Retirement" solely for purposes of all equity awards (i.e., stock options, restricted stock units or RSUs and performance shares) granted to Mr. Schroeder prior to the start of fiscal year 2027 under the Lamb Weston Holdings, Inc. 2016 Stock Plan (as amended, or amended and restated, from time to time) (the "Plan") and the applicable award agreements that provide for special "Early Retirement" vesting treatment and that are outstanding on the signing date of this Termination Agreement (the "Outstanding Awards"). Consequently, the treatment of the Outstanding Equity Awards shall be subject to the terms and conditions of the Plan and the applicable award agreements that apply in the event of a termination of employment by reason of Early Retirement, which treatment is summarized on Annex A attached hereto. For the avoidance of doubt, on and following the Termination Date, (a) Mr. Schroeder will not be eligible to receive any further grants of equity awards and (b) vesting of Outstanding Awards will cease and will not be extended by any notice period.

9. Benefits, pension and other plans

9.1 Effective as of the Termination Date, Mr. Schroeder's participation in any Lamb Weston company pension and benefit schemes, insurance policies and any other type of company plan will end. Lamb Weston will fulfil its obligations under the applicable pension plan and the Dutch Pension Act (*Pensioenwet*).

10. Return of Company Property and Information

10.1 Mr. Schroeder must return all company property, including, but not limited to, Mr. Schroeder's laptop, (access) passes, company car and mobile phone and company proprietary information and company proprietary information immediately ultimately on last working day before the Termination Date.

10.2 With effect from the Termination Date, Mr. Schroeder shall be disconnected from the company's computer network and shall no longer have access to his company e-mail account.

10.3 No later than the Termination Date, Mr. Schroeder shall return his company car, if applicable, to Lamb Weston in good condition and in accordance with its instructions.

11. Confidentiality

11.1 Except as required by law, the Parties shall maintain strict confidentiality regarding the existence, terms, and conditions of this Termination Agreement, as well as all information exchanged in connection with its negotiation and execution.

11.2 Without limiting the foregoing, neither Party shall make any public or private statement, or otherwise disclose any information regarding the existence or content of this Termination Agreement, to any third party, including, but not

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6/11 Lamb Weston Proprietary limited to, employees, clients, suppliers, or the media, without the prior written consent of the other Party, except to the extent disclosure is required (a) to obtain legal, tax, or financial advice, (b) to comply with statutory obligations (including any disclosure by the Company in view of filings with the U.S. Securities and Exchange Commission), or (c) for the Company and Lamb Weston to execute and administer this Termination Agreement. 11.3 Further, notwithstanding anything in this Termination Agreement to the con- trary, nothing in this Termination Agreement or any Lamb Weston policy or individual agreement between Lamb Weston and Mr. Schroeder prevents Mr. Schroeder from (a) providing, without prior notice to Lamb Weston, infor- mation to governmental authorities regarding possible legal violations or oth- erwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, Mr. Schroeder is not prohibited from providing, without prior notice to Lamb Weston, information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (b) receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. 12. Restrictive Covenants 12.1 The Parties acknowledge and agree that Article 13 of the Employment Agreement (‘Confidentiality’) shall survive the termination of the Employment Agreement and remain in full force and effect in accordance with its terms following the Termination Date, and that Mr. Schroeder shall continue to be bound by, and shall comply with, all obligations set forth therein. 12.2 The Parties acknowledge and agree that Articles 16 and 17 of the Employment Agreement (‘Non-Competition clause’ and ‘Relationship clause’) shall survive the termination of the Employment Agreement and remain in full force and effect in accordance with their terms following the Termination Date, and that Mr. Schroeder shall continue to be bound by, and shall comply with, the re- strictions and obligations set forth therein. 12.3 The Parties further acknowledge and agree that any other restrictive covenant, non-solicitation, non-disclosure, and/or indemnification agreements entered into between Mr. Schroeder and Lamb Weston and/or any of its affiliates shall remain in full force and effect through the Termination Date and, thereafter, for such period(s) as specified in the terms of such agreements. Nothing in this Termination Agreement shall be construed to limit, waive, release, or other- wise diminish the enforceability of any such agreements, all of which shall remain enforceable in accordance with their respective terms. 13. Statement of Service and Testimonials 13.1 If so requested, Lamb Weston shall, within the parameters of Article 7:656 DCC, provide Mr. Schroeder with a positive statement of service (getuig- schrift) and positive testimonials (referenties) consistent with such certificate of service. 14. Communication 14.1 The Parties will prepare the internal and external communication regarding Mr. Schroeder’s departure in mutual consultation.

14.2 The Parties will refrain from making untrue and/or disparaging, negative, slanderous, libellous or defamatory comments about each other. To this end, Lamb Weston shall direct its current executive officers and directors to not make any disparaging remarks, now or at any time in the future, that would reasonably be expected to be detrimental to the reputation of Mr. Schroeder. For Mr. Schroeder, this obligation also extends to any affiliate of the group of companies that Lamb Weston is part of, including any directors and officers, employees, agents, representatives, clients and relations.

15. Forfeiture of Entitlements

15.1 This Termination Agreement shall become inoperative and the entitlements of Mr. Schroeder hereunder shall be forfeited if the Employment Agreement does not terminate in accordance with Article 1.1, for example because Lamb Weston terminates the Employment Agreement for urgent cause (*dringende reden*) or Mr. Schroeder resigns prior to the Termination Date.

15.2 The Parties acknowledge that, to the best of their knowledge, as of the date of this Termination Agreement, no circumstances exist that would justify a termination for urgent cause (*dringende reden*). Should Lamb Weston terminate the Employment Agreement for urgent cause before the Termination Date as described in Article 15.1 and should Mr. Schroeder subsequently contest the grounds for such termination, Lamb Weston shall reimburse Mr. Schroeder's reasonable legal fees incurred in contesting such termination in court, up to a maximum of EUR 20,000 (excluding VAT but inclusive of office charges and other disbursements), irrespective of the outcome of those proceedings. Reimbursement shall be made within thirty (30) days following Lamb Weston's receipt of the relevant invoices from Mr. Schroeder's lawyer as made out to Mr. Schroeder personally, which detail the time spent and the work performed.

16. Release

16.1 The Parties acknowledge that they have discussed all matters relating to the subject matter of this Termination Agreement and do not wish to leave any matters outside of the scope of this Termination Agreement.

16.2 Notwithstanding Article 2.2, and subject to Article 16.4, but except for the rights and obligations expressly set forth in this Termination Agreement, Mr. Schroeder will have no further obligations towards Lamb Weston and its affiliates, while Lamb Weston and its affiliates will have no further obligations toward Mr. Schroeder, either on the basis of the Employment Agreement, the termination thereof, or on any other basis, and Lamb Weston and its subsidiaries and Mr. Schroeder will fully and finally release each other (*finale kwijting verlenen*).

16.3 For avoidance of doubt, the Parties agree that, to the extent permitted by mandatory law, this full and final release extends to all known and unknown claims, whether or not presently contemplated by the Parties, and whether or not based on facts existing as of the date of this Termination Agreement.

16.4 The release in Article 16.2 does not extend to grossly negligent conduct (*ernstig verwijt-baar handelen*), nor to willfully reckless (*bewust roekeloos*) or intentional (*opzettelijk*) misconduct, provided that such conduct has been established in a final judgment or decision (*eindvonnis* or *eindbeschikking*) of a competent court in first instance that has been declared provisionally enforceable (*uitvoerbaar bij voorraad*). If the first-instance ruling is set aside or amended on appeal or in cassation, the outcome of those proceedings shall prevail. To

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8/11 Lamb Weston Proprietary the extent the conduct is then no longer established, the release in Article 16.2 shall apply again with retroactive effect. 17. Miscellaneous 17.1 Settlement Agreement. The Parties acknowledge and agree that this Termina- tion Agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 DCC et seq. Reflection Period. The Parties agree that the reflection period in Article 7:670b DCC does not apply. 17.2 No Rescission. The Parties waive their right to (partially) annul (vernietigen), (partially) rescind or otherwise challenge the validity and/or enforceability of this Termination Agreement, regardless of the legal grounds thereto. 17.3 Tax Consequences. Personal tax and social security consequences following from the provisions in this Termination Agreement, if any, including, but not limited to, the Final Settlement, will be for the own account of Mr. Schroeder. 17.4 Compensation Recovery Policy. Notwithstanding anything in this Termina- tion Agreement to the contrary, Mr. Schroeder acknowledges and agrees that this Termination Agreement and any compensation described herein are sub- ject to (a) the terms and conditions of Lamb Weston Holdings, Inc.’s clawback policy as may be in effect from time to time specifically as required to imple- ment Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations) (the “Compensation Recovery Policy”) and (b) Lamb Weston Holding, Inc.’s clawback policy effective as of May 24, 2017 (the “2017 Policy”), and that applicable sections of this Termination Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy and the 2017 Poli- cy from and after the effective dates thereof. Further, by receiving payments under this Termination Agreement, Mr. Schroeder (i) consents to be bound by the terms of the Compensation Recovery Policy and the 2017 Policy, as appli- cable, (ii) agrees and acknowledges that Mr. Schroeder is obligated to and will cooperate with, and will provide any and all assistance necessary to, Lamb Weston and its affiliates in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensa- tion Recovery Policy and the 2017 Policy and/or applicable laws, rules, regula- tions, stock exchange listing standards or other company policy, and (iii) agrees that the Lamb Weston and its affiliates may enforce its rights under the Compensation Recovery Policy and the 2017 Policy through any and all rea- sonable means permitted under applicable law as it deems necessary or desira- ble under the Compensation Recovery Policy and the 2017 Policy. Such coop- eration and assistance shall include (but is not limited to) executing, complet- ing and submitting any documentation necessary, or consenting to company action, to facilitate the recovery or recoupment by Lamb Weston or an affiliate from Mr. Schroeder of any such compensation or other amounts, including from Mr. Schroeder’s accounts or from any other compensation.

9/11 Lamb Weston Proprietary 17.5 Legal Advice. Mr. Schroeder covenants that he has obtained legal advice about this Termination Agreement. At Mr. Schroeder's request, Lamb Weston shall reimburse Mr. Schroeder for reasonable legal fees incurred in connection with the review of this Termination Agreement, up to a maximum of EUR 2,000 (excluding VAT but inclusive of office charges and other disburse- ments), provided that the relevant legal advisor’s invoice is issued in Mr. Schroeder’s name and submitted to Lamb Weston. Lamb Weston shall make payment directly to the legal advisor. 17.6 Governing Law. This Termination Agreement is governed by Dutch law. 17.7 Disputes. All disputes arising out of or in connection with this Termination Agreement shall be submitted to the exclusive jurisdiction of the Amsterdam Cantonal Court (Kantonrechter Amsterdam). Agreed on 5 October 2026 and signed via DocuSign, each Party acknowledging hav- ing received one signed copy of this Termination Agreement. Lamb Weston B.V. Mr. M.P.J.H. Schroeder /s/ Gerard Jansen_____________ /s/ Marc Schroeder___________ Mr. G. (Gerard) Jansen Mr. M.P.J.H. (Marc) Schroeder Authorized representative

10/11 Lamb Weston Proprietary Annex A This summary is provided for informational and reference purposes only and is not intended to be, nor shall it be construed as, legally binding. This summary does not modify, amend, or supplement the official plan documentation in any respect. In the event of any inconsistency, discrepancy, or conflict between the terms of this summary and the actual plan documentation, the terms and con- ditions of the plan documentation shall govern and prevail in all respects. With respect to Outstanding Awards that are stock options (i.e., stock options granted on July 25, 2025) (the “Outstanding Options”), Mr. Schroeder shall vest in a pro rata portion of the Outstanding Options, with such portion determined by multiplying the number of stock options evidenced by the stock option agreement for the grant of Outstanding Options by a fraction, the numerator of which is the total number of calendar days during which Mr. Schroeder was employed by Lamb Weston during the period beginning on the date of grant for the Outstanding Options and ending on the Termination Date and the denominator of which is the total number of calendar days beginning on the date of grant for the Outstanding Options and ending on August 1, 2028, rounded to the nearest whole number of shares. Mr. Schroeder will be entitled to exercise the stock options that vest in accordance with the prior sentence until the third anniversary of the Termination Date. With respect to Outstanding Awards that are RSUs (i.e., RSUs granted on July 26, 2024, July 25, 2025 and February 6, 2026) (the “Outstanding RSUs”), Mr. Schroeder shall vest in a pro rata portion of each grant of Outstanding RSUs, with such portion determined by (1) multiplying the number of RSUs evidenced by the applicable RSU agreement for each grant of Outstanding RSUs by a fraction, the numerator of which is the total number of calendar days during which Mr. Schroeder was em- ployed by Lamb Weston during the period beginning on the applicable date of grant and ending on the Termination Date and the denominator of which is the total number of calendar days beginning on the applicable date of grant and ending on the last vesting date for the applicable award of Out- standing RSUs, rounded to the nearest whole number of RSUs and (2) subtracting any RSUs that have previously vested or been forfeited from the number of RSUs determined in the immediately preceding clause (1). The shares of common stock of Lamb Weston Holdings, Inc. underlying all of the RSUs that vest in accordance with the prior sentence shall be delivered to Mr. Schroeder in accordance with the terms of the applicable award agreements. With respect to Outstanding Awards that are Performance Shares (i.e., Performance Shares granted on July 26, 2024 and July 25, 2025) (the “Outstanding Performance Shares”), each grant of Out- standing Performance Shares shall remain subject to performance through the end of the applicable performance period and shall become vested (based upon actual achievement of the applicable per- formance targets set forth in Exhibit A to each applicable award agreement for the Outstanding Performance Shares) in accordance with the terms of the applicable award agreement on a pro-rata basis in an amount equal to the product of (a) the number of Performance Shares in which Mr. Schroder would have vested in accordance with the terms and conditions of the applicable award agreement if he had remained continuously employed from the applicable date of grant until the applicable vesting date (as defined in the applicable award agreement), multiplied by (b) a fraction, the numerator of which is the total number of calendar days during which Mr. Schroeder was em- ployed by Lamb Weston during the period beginning on the first day of the applicable performance period and ending on the Termination Date and the denominator of which is the total number of calendar days beginning on the first day of the applicable performance period and ending on the last day of the applicable performance period, rounded to the nearest whole number of Performance

11/11 Lamb Weston Proprietary Shares. The shares of common stock of Lamb Weston Holdings, Inc. underlying all of the Perfor- mance Shares that vest in accordance with the prior sentence shall be delivered to Mr. Schroeder in accordance with the terms of the applicable award agreements.